Exhibit 10.42

Red Hat, Inc.

2008 Independent Director Compensation Plan

(Effective April 22, 2008)

Cash Compensation
Basic Retainer:	Each independent director of the Board of Directors shall receive an annual cash retainer of $50,000.

Lead Director Retainer:	The independent director who serves as Lead Director, in addition to the Basic Retainer, shall receive an annual cash retainer of $30,000.

Committee Member Retainer:

Except as provided below, each independent director member of a standing committee shall receive an annual cash retainer of:

Audit Committee Members: $15,000

Compensation Committee Members: $10,000

Nominating Committee Members: $5,000

Committee Chair Retainer:

Each independent director member (other than the Lead Director) of a standing committee who serves as the chair of a committee, in lieu of the Committee Member Retainer (described above), shall receive an annual cash retainer of:

Audit Committee Chair: $30,000

Compensation Committee Chair: $20,000

Nominating Committee Chair: $10,000

Should the Lead Director also serve as a Committee Chair, said individual shall receive the Committee Member Retainer and not the Committee Chair Retainer for the committee on which such individual serves as chair.

Payment of Cash Compensation:	All cash compensation shall be paid in equal quarterly amounts on February 15, May 15, August 15 and November 15.

Deferred Stock Units in Lieu of Cash:	Each independent director may elect, prior to the beginning of the calendar year, to receive all or a portion of any cash retainer payment in deferred stock units (“DSUs”) pursuant to the Corporation’s 2004 Long-Term Incentive Plan, as amended. The number of DSUs to be received is determined by dividing the portion of the cash compensation with respect to which the election is made by the closing price of the Corporation’s common stock (on such U.S. national exchange on which said stock principally trades) on the date the cash compensation is due to be paid. The DSUs issued in lieu of cash are fully vested upon issuance. DSUs will be settled in shares of the Corporation’s common stock upon termination of the DSU holder’s Board service.
Equity Compensation
Initial Equity Award:	On the next regularly scheduled grant date for employees following initial election or appointment to the Board of Directors, the Corporation will grant to each new independent director of the Corporation a restricted stock award for a number of shares of Red Hat common stock determined by dividing $300,000 by the closing price of the Corporation’s common stock (on such U.S. national exchange on which said stock principally trades) on the date of such grant or, in the event that such day is not a business day, then on the first business day following that date. One-third of the number of shares of restricted stock shall vest on each anniversary of the initial grant date over three years.

Deferred Stock Units in Lieu of Initial Restricted Stock Award:	Election by an independent director to receive DSUs on a one-for-one basis in lieu of such director’s initial restricted stock award is not permissible, unless specifically approved by the Board of Directors or a committee thereof in advance of the initial election or appointment of such independent director

Annual Equity Award:	Annually, on July 16 of each year or, in the event that such day is not a business day, then on the first business day following that date, each independent director will receive an annual equity grant. Such grant will be a restricted stock award for a number of shares of Red Hat common stock determined by dividing $150,000 by the closing price of the Corporation’s common stock (on such U.S. national exchange on which said stock principally trades) on the date of such grant. The shares of restricted stock shall vest on the first anniversary of the initial grant date. If at the time of the annual equity grant an independent director has not served as such for a full 12 months, then the grant to that independent director will be prorated based on the number of months that the independent director has served on the Board of Directors as of the grant date.

Deferred Stock Units in Lieu of Annual Restricted Stock Award:	Each independent director may elect, prior to the beginning of the calendar year, to receive DSUs on a one-for-one basis in lieu of such director’s annual restricted stock award pursuant to the Corporation’s 2004 Long-Term Incentive Plan, as amended. The DSUs will vest on the same basis as the restricted stock award. Vested DSUs will be settled in shares of the Corporation’s common stock upon termination of the DSU holder’s Board service.